As filed with the Securities and Exchange Commission on May 4, 2007
 Securities Act File No. 333-137098

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

Amendment No. 5
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

IMMS, Inc.
(Name of small business issuer in its charter)

NEVADA (State or other Jurisdiction of Incorporation or Organization)	7948 (Primary Standard Industrial Classification Code Number)	95-4862281 (I.R.S. Employer Identification No.)

660 Newport Center Drive Ste. 720
Newport Beach CA 92660
(949) 721-1725
(Address and telephone number of principal executive offices and principal place of business)

Kevin P. O’Connell, Chief Executive Officer
660 Newport Center Drive, Ste. 720
Newport Beach CA 92660
(949) 721-1725
(Name, address and telephone number of agent for service)

Copies to:

Audie J. de Castro, Esq.
de Castro P.C.
309 Laurel Street
San Diego, CA 92101
(619) 702-8690
fax (619) 702-9401

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under he Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [ x ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum a aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	4,552,500	$.02	$91,050	$9.74

(1)   Estimated  solely  for  the  purpose  of  computing  the  amount  of the registration fee and based upon the  amount of  consideration  received  by IMMS, Inc. pursuant to Rule  457(a)  under the  Securities  Act of 1933, as amended.  As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-B requirements, certain factor(s) must be considered and utilized in determining the offering price.  The offering price of $0.02 per was determined arbitrarily by us.  The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements. Should a market develop or occur for our securities, the market price may be far less than the offering price.  If and when our common stock is listed on the Over-the-Counter Bulletin Board the price will be established according to the demand of our common stock and will fluctuate based on the demand for our stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

RED HERRING LANGUAGE---Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL __, 2007

IMMS, INC.

4,552,500 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of an aggregate of 4,552,500 shares of our common stock, par value $.001, per share all of which shares of common stock were issued to the selling stockholders. Selling stockholders will sell their shares at a price of $0.02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution". We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

Currently, there is no public market for our common stock and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application has been made for the common stock to be traded on the OTC Bulletin Board. However, there can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______, 2007.

TABLE OF CONTENTS

Page #
PROSPECTUS SUMMARY	4
USE OF PROCEEDS	5
DILUTION	5
RISK FACTORS	5
DIVIDEND POLICY	10
BUSINESS OF THE COMPANY	10
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	16
MANAGEMENT	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
DESCRIPTION OF SECURITIES	26
PENNY STOCK	26
SELLING STOCKHOLDERS	27
PLAN OF DISTRIBUTION	29
LEGAL PROCEEDINGS	31
LEGAL MATTERS	31
FORWARD LOOKING STATEMENTS.	31
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31
EXPERTS	32
AVAILABLE INFORMATION	32
FINANCIAL STATEMENTS	33

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. When used in this prospectus, the terms "Company," "IMMS," "we," "our," "ours" and "us" refer to IMMS, Inc., unless otherwise specified or the context requires otherwise.

THE COMPANY

The Company was incorporated under the laws of the State of Nevada on May 10, 2001 under the name “North American Association for Commerce Enable Small Businesses.” The name of the Company was changed to “General Pacific Group” on November 7, 2001. The Company’s name was changed to “O’Connell Motorsports Group, Inc.” on January 14, 2003. On October 8, 2004, the name of the Company was changed to “IMMS, Inc.” and the Company filed a Registration of Corporate Name by Foreign Corporation with the State of California indicating that the Company would be doing business in California under the name “O’Connell-Calvin Motorsports.” Our offices are at 660 Newport Center Drive, Newport Beach CA 92660 and our telephone number is (949) 721-1725, fax # (949) 721-1738. We are a small motorsports race car business that has participated primarily in NASCAR (the National Association for Stock Car Auto Racing) and NASA (National Auto Sports Association.) sanctioned events. We utilize our racecars to provide marketing and public relations services to clients desiring to use our racecars to market their product or service by having our vehicles promote their brand by carrying their logo, We have conducted limited operations to date, and our operations will continue to be limited until such time as we are able to obtain additional funds to carry out our business plans.

THE OFFERING

Common stock offered by selling stockholders:	4,552,500 shares, This number represents 53.7% of our current outstanding common stock.

Common stock to be outstanding after the offering:	8,482,320 shares

Offering Price Per Share	$.02 until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Use of proceeds:	We will not receive any proceeds from the sale of any common stock sold by the selling stockholders.

Proposed Over-The-Counter Bulletin Board Symbol:	IMMS

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Tax Considerations

You should consult your own tax advisor regarding personal tax consequences that might be associated with your investment in the shares of common stock.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed and, as a result, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

We have a limited operating history, with historical losses.

We have a short operating history and must be considered in the development stage. We have no history of earnings or profits and there is no assurance that we will operate profitably in the future. There is no meaningful historical financial data upon which to base planned operating expenses. As a result of this limited operating history, it is difficult to accurately forecast our potential revenue. We have accumulated a total loss of $909,590 from January 1, 2003 through December 31, 2006. We use our racecars to market and promote the products and services of sponsor clients. We contemplate that we will further develop our racing operations into which we will reinvest a majority of the profits, if any, back into the company. We have not entered into any definitive arrangements with any sponsors, drivers, crew chiefs, suppliers, distributors or manufacturers and intend to pursue these arrangements upon successful completion of this offering. Since inception, the founders of the Company have made $ 326,250 in contributions to the capital of the Company. We estimate that for the calendar year ending December 31st, 2007, that the cost of operating the business will require additional capital of a minimum of one hundred and fifty thousand dollars ($150,000) and there can be no assurance that any or all of that additional capital will be available to the Company.

Our existing principal stockholders exercise control of our Company.

Kevin P. O’Connell and World In Motion, Inc. will directly or indirectly control approximately 57% of our issued and outstanding common stock Accordingly, Mr. O’Connell and World in Motion, Inc., will be able to control the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, even if this change in control would benefit stockholders.

We must enter into and maintain a good working relationship with NASCAR.

To be successful, we must create and maintain a good working relationship with the sanctioning body of our racing events, NASCAR. While we believe we will have a good working relationship with NASCAR, we have not had any definitive discussions with NASCAR management and may not be able to establish or maintain such a relationship. Without a good relationship with NASCAR, NASCAR may at its sole discretion disallow our team from competing in any or all of their sanctioned events for an indefinite period of time. We do not have any contractual relationship with NASCAR and may not be able to enter into licensing agreements on terms acceptable to us.

Our racing operations face competition for marketing and advertising dollars.

We compete for marketing and advertising dollars with other motorsports teams and with sports such as football, baseball, basketball, hockey, tennis and golf and with other entertainment and recreational activities. While NASCAR has been one of the fastest growing sports in the country in recent years, there can be no assurance that such growth rates will be maintained. In the event that fan interest declines, NASCAR might not be as attractive to the television industry, which could have an adverse effect on our operations.

There can be no assurance that our team will be competitive or qualify for each, or any, NASCAR sanctioned event entered. If we are not as successful competitively, we could have a more difficult time attracting and maintaining sponsors, quality drivers and crews which in turn could impact our ability to attract marketing and advertising dollars. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position.

The success of our operations will be dependent upon the success of our racing teams.

Our ability to fully implement our business plan and the success of our operations will be dependent upon the success of our racing teams. If our racing teams fail to qualify for races or finish poorly in races on a regular basis, the success of our operations could be adversely impacted. Teams that fail to qualify do not generate any substantial purse revenue, and may experience a reduction in fan interest and/or sponsorship appeal. We do not currently have any written employment or sponsorship arrangements with drivers or crewmembers.

We may incur liability for personal injuries.

Racing events can be dangerous to participants and to spectators. We maintain insurance policies that provide coverage within limits that in our judgment are sufficient to protect us from material financial loss due to liability for personal injuries sustained by, or death of, our personnel or spectators in the ordinary course of our business. Our insurance may not be adequate or available at all times and in all circumstances. In the event that damages for injuries sustained by our participants or spectators exceed our liability coverage or the insurance company denies coverage, our financial condition, results of operations and cash flows could be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

We may not be able to attract and maintain sponsors as our primary source of revenues.

A professional motorsports racing operation relies principally on three separate, but related, revenue sources for the funding of racing activities. They are sponsorship monies, race purse winnings and special race bonus opportunities. There can be no assurance that we will be able to attract or obtain any or all of these sources of revenue.

Since our racing operation is expected to be primarily funded through sponsorship dollars, our ability to attract sponsors to fund racing operations will be a significant factor in our success or failure. Although we have had limited sponsors to date, we do not have any long term agreements with sponsors and may not be able to attract any sponsors to fund our teams. We had $12,000 in sponsor related revenue from a garage space for an advertising exchange agreement in 2006. We did not obtain any other sponsors for the year ending December 31st, 2006 and therefore did not schedule any show car appearances. We are not dependant on one or more sponsors.

We will need additional financing, which may not be available.

Our future success will depend on our ability to raise additional funds and our ability to raise future sponsorship money, which includes attracting sponsors for our racing teams. No commitments to provide additional funds have been made by management and no agreements with sponsors have been entered into. Our ability to arrange financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms. If additional financing is raised by the issuance of our shares, control of the Company may change and stockholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

We are dependent on our key personnel.

Our management is currently controlled and operated by Kevin P. O’Connell, CEO, David A. Rifkin President, and John A. Brunkow, Chief Financial Officer. Our success will depend in large part upon the continued services of those individuals. Mr. O’Connell, presently devotes only 25% or less of his time to our business and Messrs. Rifkin,and Brunkow presently devote only 10%of their time to our business. Notwithstanding, the death or loss of the services of any one of them or of any one or more of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance on these individuals. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that we will be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.

We face significant racing competition.

We principally compete with other motorsports teams and advertising and public relations companies. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

Our business revenue generation model is unproven and could fail.

Our revenue model is new and evolving, and we cannot be certain that it will be successful. Our present revenue model is to use our racecars to provide marketing and public relations services to clients desiring to use our racecars to market their product or service by having our vehicles promote their brand by carrying their logo. Our ability to generate revenue depends, among other things, on our ability to leverage the Company’s expertise in the motorsports industry. The potential profitability of this business model is unproven for companies of our size. Accordingly, we cannot assure you that our business model will be successful or that we can sustain revenue growth or achieve or sustain profitability. If our business model is not successful we could be forced to curtail our operations.

Our auditors have expressed substantial doubt as to whether our company can continue as a going concern.

We have generated only limited revenues since our inception and have incurred substantial losses. We have negative cash flow of approximately $36,000 for the year ended December 31, 2006. Our business plans estimate that we will need $150,000 , without any new employees, in additional capital to fund our operations through the end of 2007, and there can be no assurance that we will be able to raise any or all of the $150,000 that we will need. These factors among others indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and may affect the ability of our stockholders to realize any trading price of our common stock when and if a trading market develops for our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 53.6% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

RELIANCE ON INFORMATION ONLY IN THIS PROSPECTUS

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

DIVIDEND POLICY

We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our board of directors may deem relevant.

BUSINESS OF THE COMPANY

Background

Through December 31, 2005, we did business under the name “O’Connell Calvin Motorsports. As of January 1, 2006 we commenced doing business as IMMS, Inc. Our goal is to control, manage and market a professional multi-car motorsports operation that will participate primarily in NASCAR (the National Association for Stock Car Auto Racing) sanctioned events and to utilize our association with NASCAR to provide marketing and public relations services to clients interested in using our racecars to market their products or services. Additionally, we will seek to attend other events held by other sanctioning bodies that we believe will compliment our efforts with NASCAR.

We currently own and operate four (4) race cars, three of which are used in racing competition and one of which is offered for use by clients in marketing and public relations activities. To participate in NASCAR sanctioned races, our cars and drivers must meet NASCAR qualifications.

NASCAR Qualifications

NASCAR mandates, manages and monitors the qualifications of participants at every NASCAR sanctioned event. In addition to filing ownership forms with NASCAR, to participate in a NASCAR sanctioned event, each car must be driven by a driver who has motorsports experience and all cars must undergo a NASCAR technical inspection. Prior to qualifying at each race, all of the participating cars must undergo a pre-race technical inspection by the NASCAR officials. A number of race cars also will be selected to undergo a further technical inspection at the conclusion of the race to ensure the selected cars participated within all of the NASCAR technical guidelines during the race. NASCAR specifications exist for the entire race car (including aerodynamic elements such as length of spoilers and air dams, engine characteristics, fuel, chassis setup, shocks, tires, etc.) and typically vary by manufacturer (such as Ford, General Motors, Dodge and Toyota). These specifications can change between races as NASCAR technical officials attempt to maintain equality of competition between race teams and manufacturers. Teams, drivers and owners that are caught violating NASCAR guidelines typically receive penalties ranging from economic fines to loss of points gained unfairly, to suspensions from future NASCAR sanctioned events.

After passing the NASCAR technical inspection, a car has one attempt to achieve one of the top 36 qualifying speeds of all the cars in order to qualify for an event. The fastest qualifying speed is awarded the pole position for the respective race. The pole position starts on the inside of the front row and leads the rest of the qualifying field to the “green flag” indicating the beginning of each race. Drivers and team owners covet the pole position due to the notoriety received by the respective pole winner sponsors.

After the pole position, the next 35 race cars earn their starting spots according to the fastest qualifying speeds.

NASCAR’s Strategic Plan

In 2005, NASCAR revised its strategic plan in its Nextel Cup and Busch Series national schedules for the western region of the United States, by adding additional races in California and Arizona for the 2005 racing season. These changes, we believe, were to the detriment of several established and coveted east coast NASCAR racing venues, and signaled a decisive change in geographical focus of stock car racing, led by NASCAR. This change in strategy by NASCAR was the primary factor in our decision to continue to initially concentrate our racing, relationships and marketing focus on the Western Region of the United States, primarily in California.

Company History

In 2002, Kevin P. O’Connell, CEO, and Scott Calvin commenced working together under the Company’s auspices to participate in NASCAR truck racing at Irwindale Speedway in Irwindale California. Prior to 2002, Mr. O’Connell had trained and raced as a driver with Skip Barber Racing in California. Mr. O’Connell participated in the “Formula Dodge” racing series at many renowned tracks, such as California Speedway in Fontana, Laguna Seca, and Road America, in Wisconsin. Mr. O’Connell is the primary driver of our # 59 stock car and has driven this car in competition in various late model series events including NASCAR’s Irwindale Super Late Model series and NASA’s (National Auto Sports Association) American Stock Car Challenge. Mr. O’Connell currently holds a license to drive race vehicles in NASA sanctioned events. His license to drive in NASCAR events expired at the end of 2005 and he chose not to renew it for the 2006 season. Mr. O’Connell has applied to NASCAR to renew his license to drive in NASCAR events. The NASCAR license is expected to be renewed by April 30, 2007.

Mr. Calvin has been involved in the day to day business of the IMMS motorsports team and communicates directly with Mr. O’Connell regarding operations. He is not a current shareholder or an employee of our business. Mr. Calvin has provided us with access and use of his mechanics, metal workers, engineers, and “race shop” warehouse. Additionally, we utilize the storage areas in and around Mr. Calvin’s facility. Mr Calvin provides these facilities to us in exchange for the display of his company’s logo on our racecars and on certain apparel worn by the team principals, crew members and drivers. Additionally, Mr. Calvin is permitted to use our racecars as examples of the quality of his services business. Mr. Calvin is also the primary driver of our #58 stock car and has driven this car in competition in specific super late model series including NASCAR’s Irwindale Super Late Model series and in future events in NASA’s American Stock Car Challenge road racing series. Mr. Calvin has been licensed to operate stock cars in racing events in NASCAR sanctioned events. Prior to working with the Company, Mr. Calvin commenced driving stock cars in the late 1970’s. In 1997, he drove in the “Ultra Wheels Super Truck” Series and continued driving in the truck series in Southern and Northern California and Arizona through 2001.

Mr. O’Connell was introduced to NASCAR through the Super Truck series at Irwindale Speedway. The NASCAR Super Truck series involves the racing of “Spec” race vehicles with fiberglass truck bodies. The series is considered part of a “Ladder” system of NASCAR, in which teams and drivers gain operational and driving experience as well as exposure to the business of motorpsorts. This comprehensive experience is essential for progressing into the higher levels of competition with greater purse awards.

We continued to participate in the Super Truck series through the 2003 racing season when Mr. O’Connell purchased a NASCAR Southwest Tour car. Thereafter, we purchased and re-built (3) three NASCAR Irwindale “Super Late” models, (2) two NASA -- ASC (American Stock Car) road race touring race cars, and (1) one additional car for use in our marketing and public relations activities.

Throughout 2004, we participated in the Irwindale Speedway Superlate model race series with Mr. O’Connell as the driver of the #59 super late model and Mr. Calvin as the primary driver of the #58 super late model. The primary sponsor of the cars was a regional Southern California Ford dealership.

In 2005, we maintained a two car racing team in the southern California based NASCAR Irwindale SuperLate Model Series with our #58 and #59 Ford stockcars. This racing Series begins in February of each year with practice for teams and drivers and the testing of new equipment and technologies. The race season for the NASCAR Weekly Racing Series encompasses a race schedule of approximately 20 races from March through October. We completed the entire 2005 season.

Commencing in the 2006 season, we elected not to enter our racecars in the NASCAR Irwindale Super Late model series due to the series lack of planned television, radio and related media coverage. In line with our commitment to our sponsors, we made a strategic change by refocusing our efforts to participating in “Road Racing” events, specifically ASC events.

Road racing is fundamentally different from the circle track NASCAR series we have recently competed in. It requires a driver and team to be able to mechanically engineer a stockcar to make left hand and right hand turns at a high rate of speed. Additionally, the car must be able to stop quickly to accommodate various degrees of banking and slow speed corners.

According to Wikipedia (http://en.wikipedia.org/wiki/NASCAR) NASCAR has grown to become the second most popular professional sport in terms of television ratings inside the U.S., ranking behind only the National Football League. Internationally, NASCAR races are broadcast in over 150 countries. It holds 17 of the top 20 attended sporting events in the U.S.1, and has 75 million fans who purchase over $2 billion in annual licensed product sales. These fans are considered the most brand-loyal in all of sports, and as a result, Fortune 500 companies sponsor NASCAR more than any other sport.

In the first quarter of 2006, we focused our resources on reconstructing and rebuilding our super late model stockcars so that they could be sold to other teams and owners interested in participating in NASCAR “circle track” events. Through December, 2006, we have sold two of our Super Late model racecars to these teams. In addition, we have completed the modification and conversion of another of our stockcars into an ASC road race car. We do not intend to compete in the NASCAR Super Late Models (Oval) series in the foreseeable future and will instead focus on competing in road racing events sanctioned by NASCAR and NASA/ASC.

We intend to participate in both NASCAR West and NASA/ASC road racing series of races and in 2007, in the National NASCAR road racing series’ known as the “Busch Series.” To compete in these road racing series, we intend to purchase a NASCAR road racing car in 2007. The NASCAR West series is NASCAR’s premier regional touring series and focuses primary on the west coast. It has televised coverage of all of the series races and is the preliminary step in NASCAR’s ladder system, before a team enters the national road racing series. The Busch Series is the second largest national touring series of NASCAR. Each race in the Busch Series is nationally televised on major networks and showcase some of North America’s most celebrated drivers.

In 2007, we intend to compete in one or more of the Busch series road races at Watkins Glen, New York, Mexico City, Mexico and/or Canada. We have not entered an event in the Busch series to date and therefore have not had the ability to generate any revenue related to this series for the year ended December 31, 2006.

American Stock Car Challenge (ASC)

 In 2005, the company prepared two (2) of its vehicles to participate in the ASC road racing series events in North America. One of the cars rebuilt was formally a NASCAR Irwindale series circle track car and the other was a NASCAR Southwest Series Touring car.

The ASC Series is owned and operated by the National Auto Sport Association (NASA). The ASC Series conducts races at nationally renowned tracks such as: California Speedway, in Fontana, California, Infineon Speedway in Sonoma, California, Phoenix International, in Phoenix Arizona. Willow Springs in Central California, Portland International in Portland Oregon and Thunderhill in Sacramento, California. The ASC Series typically draws the most spectator attendance of any of the NASA events.

We are currently focused on delivering value to our sponsors through the NASCAR and NASA/ASC road racing series. Through December of 2006, our ASC stockcars were entered in events at California Speedway, Infineon Raceway and Thunderhill Raceway and were in the top three place finishers in each event. However, these races did not have any purses for participants.

As of the date of this Prospectus, we have three road race cars. During the balance of 2007, we intend to enter and compete in additional ASC road racing events as well as the 25 hours of Thunderhill in northern California.

Our current business platform has attracted only one “In Kind” sponsor which resulted in our recognizing of a total of $6,192 in revenue to date. We believe that our business platform will attract sponsors that have brands that they wish to expand their brand awareness through exposure to consumers that follow motorsports. In an effort to attract sponsor revenue, we have promoted our racecars as a marketing tool by carrying the logos of BASF, Mothers Polishes and Waxes, Dragon Optical, Sparco USA, Arnett Designs, Microfiber.com, HPC Coatings, Taleo Grill General Environmental Management, Inc. We did not derive any revenue from these companies.

Business Strategy

Sponsorship

Presently, our largest source of potential revenue is from the “sponsorship” of our race cars. There are four levels of sponsorship available to our clients: Focus Sponsor; Primary Sponsor; Associate Sponsor; and In-kind sponsor.

Focus Sponsor

A Focus Sponsor will have the largest sponsor’s logo appearing on a race car and the car will be named after the Focus Sponsor, e.g., “the #59 [Sponsoring Company] Ford.” The logo will generally cover 80% of the available advertising space on the car. The car will be referred to in all media coverage as the Focus Sponsor’s car. We estimate that the fee for being a Focus Sponsor will be $500,000 per year and may vary depending on the series contemplated.

Primary Sponsor

A Primary Sponsor will have the use of approximately 10% of the available advertising space on the race car. This is generally the rear bumper and lower rear quarter panels. The fee for a Primary Sponsor will be $100,000 per year and may vary depending on the series contemplated.

Associate Sponsor

An Associate Sponsor will have the use of approximately 5% of the available advertising space on the race car. This is generally the rear deck lid, the lower rear quarter panels and in smaller size print than the Primary Sponsor. The fee for an Associate Sponsor will be approximately $50,000 per year.

In-kind Sponsor

An In-kind Sponsor has use of the remaining 5% of the available advertising space. This is the lower rocker panel and the door-posts. In-kind Sponsors provide supplies, part of race purse moneys, and incentive fees. An “In-Kind” sponsor, provides services or goods to us in return for displaying the in-kind sponsor’s logo on our racecars. The In Kind sponsorship fees are based upon the value of the product or service that may be provided to us. For example, a shock absorber manufacturer may contribute an amount of money to a racing purse in return for all of the participating racecars carrying their logo, or a tire company may provide tires. We believe that the value of goods or services that may be provided may become greater, if and when our racecars perform well in televised events. However, as of the date of this Prospectus, we do not expect to obtain anything but de minimus revenue from In-Kind sponsors.

Potential sponsor clients are regional, national, and international companies with an interest in targeted promotion and marketing in California and the West coast. To date, the company has built a racing platform that enables it to compete in two highly followed types of racing, which include oval track and road racing. Fans and loyal consumers that follow stock racing nationally and regionally, and that represent the advertising demographics embraced by NASCAR attend oval track and road racing events involving stock cars.

Show Car and Special Events

Our Show Car marketing program consists of offering a potential client the ability to have one of our exhibition cars, (a “Showcar”) appear, painted with the client’s logo, at a client’s function or media event as an attraction. Our Showcars are fully equipped and sanctioned racing cars. Appearing with the Showcar will be a driver or crew chief for the Showcar to provide answers to questions that attendees at the event might have. Clients pay a “Preparation Fee” to paint and deliver the Showcar to the sight of the event and also pay a per diem fee for each day the Showcar is at the event. The per diem fee includes our staffing for the Showcar while at the event. The estimated “Preparation Fee” is $1,500 per car plus any additional lettering and graphics costs. The “Per Diem” fees range from $250.00 to $500.00 per day.

We also, through independent contactors, offer event planning and catering services to our clients. Prices for these services vary in accordance with the scope of the event.

Race Purse Winnings

As the sport has grown, NASCAR has become a nationally recognized sporting event that is seen by millions of fans. As a result, winning purses have also grown. However, the typical winning purse at the racing events we plan to compete in, is less than $ 10,000 while we intend to compete and attempt to win each race we enter, we do not anticipate that purse winnings will contribute substantially to our revenue.

 Facilities and Maintenance

Maintenance and race set up is a critical factor in motor racing. Mssrs. O’Connell and Calvin manage the technical staff of independent contractors to keep the competition and show cars prepped and ready for racing and marketing events as scheduled. Costs for maintenance on competition cars are budgeted on a per race and per event basis and include crash damage, motor refresh costs, tires, fuel and certain scheduled upkeep. Often, the effectiveness of the team in competition is a function of the preparation of the equipment from the primary race facility. Our racing and promotional cars are managed and maintained from a facility owned by Mr. Calvin, located in Moreno Valley California. Mr. Calvin was not compensated for the company’s use of the racing facility but was the driver of the #58 Ford super late model racecar and has the name and logo of his family business prominently placed on certain racecars, drivers suits, and various promotional materials in exchange for his contribution to the company.

Marketing

We have made, and intend to continue, direct sales of sponsorships and marketing services through our management and independent contractor sales staff. We intend to hire dedicated marketing staff when and if management determines that such staffing is necessary.

Competition

We principally compete with other motorsports teams and advertising and public relations companies that are much larger, more well known, more well established and have greater financial resources than us. We do not consider us to be a factor in the motorsports industry. We compete for sponsor dollars with other sports such as football, baseball, basketball, hockey, tennis and golf and with other entertainment and recreational activities. While we believe motorsports, particularly NASCAR, has been one of the most popular entertainment sports in the country in recent years, there can be no assurance that such growth rates will be maintained. In the event that fan interest declines, motorsports might not be as attractive to the television industry, which could have an adverse effect on our operations.

There can be no assurance that our vehicles will be competitive or qualify for each, or any, NASA/ NASCAR sanctioned event entered. If we are not as successful competitively, we could have a more difficult time attracting and maintaining sponsors, drivers and crews which in turn could impact our ability to attract and maintain sponsorship. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

Employees

As of March 31, 2007, we had no full-time employees. Our only employees consist of four Management personnel, all of whom devote 25% or less of their time to our business affairs. We intend to hire full time employees when and if we have the financial resources to do so. Until such time as we are in a position to hire full time employees, we will hire independent contractors to perform work for us on an as needed basis. None of our employees is represented by a labor union or a collective bargaining agreement. We consider our relations with our Management employees to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

We are a small motorsports race car business that has  participated primarily in NASCAR (the National Association for Stock Car Auto Racing) and NASA (National Auto Sports Association.) sanctioned events.  We utilize our racecars to  provide marketing and public relations services to clients desiring to use our racecars to market their product or service by having our vehicles carry their logo, We have conducted limited operations to date.

Trends & Outlook

Revenue; Our revenue is currently derived from Sponsorship clients. In exchange for “sponsorship” money, our clients place advertisements on our race cars.

Long-term, we cannot predict the growth or decline of our revenues. If certain standards set by our sponsors are, or are not met we could increase or decrease our sponsor revenue. Such standards are agreed upon between the Company at the inception of the sponsor agreement and are based upon “performance.”  Performance criteria includes but is not limited to on racetrack success, hospitality, race event attendance by specific demographics and overall media coverage.  We believe currently satisfy these standards for our current sponsors.  In the event the company fails to satisfy these standards, certain sponsors could terminate their relationship with us.  We currently maintain these standards by interacting with our sponsors on a regular basis and updating their expectations of us.

At present, we are in the process of moving to the NASCAR Grand National West Series (regional) and the NASCAR Busch Series (national) where we will enter select road racing events.  We believe these series provide a broader market and expanded media for our sponsors.  Additionally, we will maintain our select racing calendar in the NASA/ASC road racing series.  All oval track racing will be terminated for the foreseeable future.

Operating Expenses; Our Operating expenses are currently attributed to the daily operations of the company. These expenses include, but are not limited to, materials and parts, consulting, transportation, marketing, travel and administrative costs. These costs can vary depending on fuel costs, distances, cost of advertising or changes in consulting fees.

Significant Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

 Use of Estimates--These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors, consultants and investment banks. Actual results could differ from those estimates.

Cash and Equivalents--We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

Revenue Recognition--Our revenue, to date, has been derived from advertising , marketing sponsors and from race purses. Revenue is recognized on an accrual basis as earned under contract terms. In kind sponsorship fees are based upon the value of the product or service that may be provided to us. The fair value of our use of the Calvin garage space and the fair value of the advertising provided to Calvin by the Company was determined by an agreement between the parties that was based upon what each party would be willing to pay or receive for the consideration provided. The garage structure is on residential property with limited amenities, not lending itself to comparison with commercial market comparables. Therefore, the parties estimated value based on an agreed amount that they would be willing to pay or receive.

Intangible and Long-Lived Assets--We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets," which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. During the period ended December 31, 2006 no impairment losses were recognized.

Stock Based Compensation--We recognize expenses for stock-based compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, “ Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, compensation cost is recognized for the excess of the estimated fair value of the stock at the grant date over the exercise price, if any. The Company accounts for equity instruments issued to non-employees in accordance with EITF 96-18,“Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Good or Services.” Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

Beginning in 2006, we adopted SFAS No. 123R “Share Based Payment” which superseded APB Opinion No. 25. SFAS No. 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements. We do not believe the adoption of SFAS No. 123R will have a material impact on our financial statements.

RESULTS OF OPERATIONS

Result of Operations for the Years ending December 31, 2005 and 2006

Revenues

Total revenues were $12,000 for the year ended December 31, 2006, representing an increase of $8,800 or 275% compared to $3,200 for the year ended December 31, 2005. The increase in revenue is as a result of the recognition of revenue on the Calvin advertising agreement.

Cost of Revenues

There were no cost of revenues in either the twelve months ending December 31, 2006 or the twelve months ending December 31, 2005.

Operating Expenses

Operating expenses for the year ended December 31, 2006 were $216,526 or 1,804% of revenue as compared to $537,344 or 16,792% of revenue for the same period in 2005. Expenses in 2005 included $10,141 for insurance, $13,245 for marketing, $4,579 for office and postage expenses. In addition, in 2005, the Company incurred race related expenses, including $128,160 for racecar parts, $72,491 for racecar repairs, $55,432 for racing personnel and other race related expenses in the approximate amount of $150,000 for travel, entry fees, communication equipment, freight, event costs, fuel , and maintenance. The decrease in expenses in 2006 are attributed to the diminished race related activities in 2006. In 2006, amounts related to preparation and maintenance activities were approximately $32,000 for repairs and maintenance, $25,000 for garage fees, $13,000 for travel and transportation, $23,000 for consultants,and $20,000 in other racing related costs, such as insurance, storage, servicing, parts and fees. In addition, in 2006 the Company incurred approximately $35,000 in professional fees.

Depreciation and Amortization

Depreciation and amortization expenses for the twelve months ended December 31, 2006 were $69,272, or 577% of revenue, as compared to $73,156, or 481% of revenue for the same period in 2005. The decrease in expenses is related to the disposition of certain racecar assets in the beginning months of 2006

Interest Expense

Interest expense for the twelve months ended December 31, 2006 was $17,152, or 143% of revenue, as compared to $15,058, or 485% of revenue for the same period in 2005. The increase in interest expense is due to the increased indebtedness of $43,152 in 2006.

Other Non-operating Income

The Company had $301 in non-operating income in the twelve months ending December 31, 2006 and none for the corresponding period in 2005.

Net Loss

The net loss for the twelve months ended December 31, 2006 was $202,627 or 1,689% of revenue as compared to a loss of $549,202 or 17,162% of revenue for the same period in 2005. The decrease in loss is attributable to the decrease in expenses resulting from the lack of racing activity in 2006.

Year Ended December 31, 2006 as Compared to the Year Ended December 31, 2005

In 2005 the Company participated in the NASCAR race series at Irwindale Raceway and began racing in the National Auto Sport American Stock Car (ASC) road racing series. The addition of the ASC races provided a wider audience for potential sponsorship and marketing clients. In 2006, the Company did not participate in the NASCAR Irwindale Super Late Model oval track series. The Company did participate in several NASA-ASC road racing events at  Infineon, California Speedway and Thunderhill in Northern California where the Company increased its focus on road racing rather than oval track racing. The increased focus in NASA-ASC sponsored road racing provided the Company with opportunities to gain experience in stock car road racing at certain well established venues.

Liquidity and Capital Resources

Cash

Our primary source of liquidity is cash provided by financing activities. Net cash used in operations for the year ended December 31, 2006 was $148,831 as compared to $442,465 for the same period in 2005.

Liquidity

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. The Company incurred a net loss of $202,627 and utilized cash in operating activities of $148,831 during the twelve months ended December 31, 2006. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Management is continuing to raise capital through the issuance of debt and equity and believes it will be able to raise sufficient capital over the next twelve months to finance operations. However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

As of December 31, 2006, and for the year ending December 31st, 2007, management estimates that the cost of operating the business will require additional capital of up to One Hundred Fifty Thousand dollars ($150,000) consisting of: $3,000 for registration and licenses required for entry in select racing events; $10,000 for travel and lodging; $5,000 for marketing and promotion; $10,000 for legal and accounting; $10,000 for engineers and consultants; $25,000 for parts, $20,000 for fuels, and tires; $5,000 for racecar transporter travel; $40,000 for debt service of all Company notes pasyable; and $22,000 in miscellaneous expenses. Purchase of any racing cars will likely be financed with debt.

We intend to hold discussions with existing shareholders, new prospective shareholders and various debt providers in pursuing the capital we need for the upcoming twelve months of operations.  Additionally, the current Board members may be a source of capital as well. However, there can be no assurance that we will be able to raise any additional equity or debt capital.

The Company’s capital requirements consist of general working capital needs, scheduled principal and interest payments on debt, obligations, and capital expenditures. The Company’s capital resources consist primarily of cash generated from proceeds through the issuances of common stock. At December 31, 2006 the company had cash of approximately $11,846.

Cash Flows for the Year Ended December 31, 2006

Operating activities for the twelve months ended December 31, 2006 used $148,831 in cash. The company had no accounts receivable during the period ending December 31, 2006,nor during the corresponding period in 2005 . The company also had no trade accounts payable during either period. The company in 2006 and 2005 had related party payables outstanding of $42,576 and $41,574 and accrued interest payable of $2,800 and $1,601.

The Company raised $91,248 cash from financing activity; net of repayments of debt.

Stockholder Matters

Stockholders’ deficit was $(110,303) on December 31, 2006, or $(0.01) per share outstanding. During the corresponding period in 2005 Stockholders’ equity was $92,294 or $0.01 per share outstanding.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R replaced SFAS No. 123 and superseded Accounting Principles Board Opinion No. 25. SFAS No. 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements. On April 14, 2005, the Securities and Exchange Commission issued an announcement amending the compliance dates for the FASB's SFAS 123R that addresses accounting for equity based compensation arrangements. Under SFAS 123R registrants would have been required to implement the standard as of the beginning of the first interim or annual period that begins after June 15, 2005. The Commission's new rule will allow companies to implement SFAS 123R at the beginning of the next fiscal year after June 15, 2005. The Company adopted SFAS 123R in the first quarter 2006. The adoption of SFAS No. 123R did not have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. Under APB Opinion No. 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. SFAS No. 153 eliminates this exception and replaces it with an exception of exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 became effective for our Company as of July 1, 2005. The Company will apply the requirements of SFAS No. 153 on any future nonmonetary exchange transactions.

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47 "Accounting for Conditional Asset Retirement Obligations--an Interpretation of FASB Statement No. 143" ("FIN No. 47"). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective for us no later than December 31, 2005. The adoption of FIN No. 47 did not have a material impact on our financial condition or results of operations.

Note 1.  In May 2005,  the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS No. 154”).  SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable.  APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  This statement is effective for our Company as of January 1, 2006. The the adoption of SFAS No. 154 did not have a material impact on our financial statements.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment"("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. The company adopted SFAS 123(R) in the first quarter of 2006. The adoption did not have a material effect on the results of operations of the Company.

MANAGEMENT

Name	Age	Position
Kevin P. O’Connell	39	Chairman of the Board, Director & CEO
David M. Rifkin	37	President
John A. Brunkow	64	Director, CFO & Vice President-Finance
Edward A. Bernabeo	38	Secretary & Treasurer

Kevin P. O’Connell— For the past five years Mr. O’Connell has been the managing member of General Pacific Partners, LLC. a Southern California based firm providing direct equity sponsorship and advisory services to public and private companies. Additionally during that term, he has managed his personal investment in various developmental stage companies. A majority of his time was spent with the management team of Taleo Grill, a new concept in Mexican cuisine and fine dining. Further, he co-founded General Pacific Group, LLC, an asset management firm.

Mr. O’Connell has been a involved in private equity and asset management firms with particular focus in equities management, structured investments, private and public financings, acquisitions and dispositions and corporate restructuring. He has participated in, and managed the financings and development stage efforts of several equity sponsored private to public companies. Mr. O'Connell has been involved in motorsports since his early childhood racing motorcycles and karts in St. Petersburg Florida and later in Houston Texas. In the early 90's, Mr. O’Connell trained and raced with Skip Barber Racing in the Formula Dodge Series at tracks such as Laguna Seca, Road America, and California Speedway in Fontana, California. In 2004, O'Connell was the primary driver for the #59 General Pacific Partners, LLC Ford and competed in select Irwindale Superlate Model events. He has a Bachelor of Arts (pre-law) from California State University in Northridge and received his Masters of Business Administration (MBA) from Pepperdine University. Mr. O’Connell devotes approximately 25% of his time to our business.

David M. Rifkin -. Since 1995 Mr. Rifkin has been the President and CEO of Rifco Sales, a Southern California based sales and marketing firm that primarily focuses on sales growth strategy, marketing concepts and distribution networks through original equipmment and aftermarket companies. Prior to 1995 he owned and managed multiple web retail operations serving the personal care, automotive and janitorial industries. Mr. Rifkin has a Bachelor of Science from SOSU in Oregon with an emphasis in business and marketing. He devotes approximately 10% of his time to our business.

John A. Brunkow - Mr. Brunkow is currently an independent business consultant. From 2001 through June of 2005, he was a member of the board of directors of General Environmental Services, Inc. a Nevada corporation, formerly known as Ultronics Corporation. GEM is a publicly held environmental services company. In 2001, Mr. Brunkow was a member of the team engaged to restructure GEM and implement financial controls needed to establish the company’s credit facility. Previously Mr. Brunkow advised in strategic planning and mergers and acquisitions for a business-to-business provider of human resource services. He spent more than 20 years in corporate finance, marketing, and sales. Prior to 2001, Mr. Brunkow was associated with Levine Liechtman Capital Partners, a private investment firm that invests in and acts as a financial sponsor for California based middle market companies in a wide variety of industries. Prior thereto, Mr. Brunkow was Executive Vice- President and Managing Director of Benefit Capital, Inc., a regional investment banking firm. During his tenure at Benefit Capital, he specialized in corporate finance transactions which included debt and equity placements, mergers and acquisitions, and Employee Stock Ownership (EOSP) buyouts. Prior to his time at Benefit Capital, Mr. Brunkow spent in excess of twelve years with IBM in a variety of sales, marketing, and operating management positions. Mr. Brunkow has served on the board of Directors for the Orange County Venture Group. Mr. Brunkow is a graduate of the IBM Senior Management School and the IBM Graduate Business School. He devotes approximately 10% of his time to our business.

Edward A. Bernabeo - Since 2004, Mr. Bernabeo is a trader for Strikepoint Trading, a registered broker-dealer in Mission Viejo,California. From 2002 through 2004,he was the in charge of Business Development for Squar Milner, CPAs, in Newport Beach, CA. From 1999 through 2002 he was a principal of Westwood Stock Trading,, where he managed the local area network and was in chargeof all marketing, sales, training, and new trading software. The Westwood Stock Trading was purchased by Protrader Securities Corp in 1999. Mr. Bernabeo has been in the securities industry since May of 1990 working at Lehman Bros as an assistant to a private client asset manager. In January 1991 he acquired his series 7 & 63 NASD licenses. He focused in private client services and by 1992 became the top business origination broker in the Houston office. From December 1993 to November 1995, Mr. Bernabeo worked for Olde Discount in Houston, Texas. He managed high net worth investor assets and managed $25 million in assets. Further, he trained new brokers in sales and back office operations. He devotes approximately 10% of his time to our business. He is the brother-in-law of Mr. O’Connell.

Management Compensation

There are no written employment agreements with management. Management compensation will be determined by the board of directors based upon revenues and profits, if any, of the Company.

Executive Compensation

Our current officers receive no compensation. There are no current employment agreements between the company and its executive officer or understandings regarding future compensation.

The directors and principal officers have agreed to work with no remuneration until such time as the company receives sufficient revenues necessary to provide proper salaries. The officers and directors have the responsibility to determine the timing of remuneration for key personnel.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (3)	All Other Compensation ($)
Kevin P. O’Connell	2006	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-
John A. Brunkow	2006	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-
David M. Rifkin	2006	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the principal stockholders of the Company and their percentage stock ownership

	NO. of Shares Owned	% of Stock Outstanding
Name
Kevin P. O’Connell*	3,829,820	45.5%
World In Motion, Inc**	1,500,000	17.7
John A. Brunkow	100,000	1.2
Michael Speakman	500,000	5.9
_________________________
*Includes a) 1,500,000 shares owned by General Pacific Partners LLC, of which Mr. O’Connell is the Managing Member; b) 61,482 owned by General Pacific Partners LLC, of which of which Mr. O’Connell is the Managing Member; and c) 5,000 owned by Revete Capital Partners LLC of which Mr. O’Connell is the Managing Member
** Donald L. Danks is controlling stockholder of World In Motion, Inc.

Long Term Incentive Awards

Option Grants in Last Fiscal Year

We did not award options to our executive officers in 2005 or 2006 under any incentive plans.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

There were no option exercises by our executive officers in 2005 and 2006.

Employment Contract and Termination of Employment Agreements

We have no employment agreements with any officers or employees.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

SEC Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Long Term Incentive Plans

In March  2005, our board of directors adopted IMMS, Inc. 2005 Stock Option Plan:

The IMMS, Inc. 2005 Stock Option Plan provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock to our directors, officers, employees and consultants. At the adoption of this plan, we set aside 2,000,000 shares of common stock, which may be issued upon the exercise of options granted. As of the date of this Prospectus no options have been granted or are outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the period May5, 2003 through January 13, 2005, the Company received the following loans and advances from the following entities:

(1)	$211,482 from Groupe Billington Brown (“GBB”);*
(2)	$66,500 from General Pacific Partners, LLC (“GPP”);* and
(3)	$5,000 from Revete Capital Partners, LLC (“RCP”).*
* Kevin P. O’Connell is a principal of GBB, GPP and BBA.

On March 4, 2005, the Company entered into a letter agreement with GBB, GPP, and RCP, pursuant to which the parties agreed to convert the Company’s indebtedness into shares of common stock at a conversion price of $.01 per share. GBB elected to convert $211,482 of the indebtedness into 21,148,200 (2,114,820 post reverse split),shares of common stock, of which 15,000,000 (1,500,000 post reverse split) shares of common stock were issued to GBB and 6,148,200 (614,820 post reverse split) shares of common stock were issued to Billington Brown Acceptance (“BBA”). GPP elected to convert $66,500 of the indebtedness into 6,650,000(665,000 post reverse split) shares of common stock. RCP elected to convert $5,000 of the indebtedness into 500,000 (50,000 post reverse split) shares of common stock.

At the end of 2005 the Company had $8,463 in due on demand, non-interest bearing loans payable outstanding to related parties. At December 31, 2006, the Company had $33,463 due on demand, non-interest bearing loans payable outstanding consisting of $30,963 due to Groupe Billington Brown and $2,500 to Revete Capital Partners, LLC, and $70,000 in notes payable to Groupe Billington Brown. Kevin P. O’Connell, CEO and a director of the Company is the Managing Member for both Revete Capital Partners, LLC and Groupe Billington Brown. The notes are due in 2011, require monthly principal and interest payments of $1,490, and bear interest at 10% per annum. Interest expense under these notes for 2006 was $1,563.

At December 31, 2005 and 2006, the Company had $192,502 and $188,750 respectively, in notes payable due to financial institutions under borrowings undertaken by Kevin P. O’Connell, CEO and a director of the Company, for equipment purchases, as well as $41,576 in payables due to Mr. O’Connell for down payments advanced. The notes are due from 2019 through 2025, are secured by Company equipment, bear interest at rates from 7.75% - 8%, and require monthly payments of approximately $1,700 per month.

As at December 31, 2006 $55,661 of Notes were classified as “current”, and $236,552 were classified as “long term.” In addition to $33,463 in due on demand notes, future required note principal payments by year, for all notes payable combined, are; 2007- $22,198, 2008- $19,256, 2009- $21,124, 2010- $23,179, 2011 -$21,896, and thereafter $151,097. Interest expense under all notes payable was $15,058 in 2005 and $17,152 in 2006. The fair value of the notes payable is estimated based on the current rates offered to the Company for debt of the same remaining maturities. At December 31, 2005 and 2006 the fair value of the notes payable approximates the amount recorded in the financial statements.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 190,000,000 shares of common stock, par value $0.001. As of March 31, 2007, there were 8,482,320 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Our Articles of Incorporation do not provide for cumulative voting rights for the election of directors, However, Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Some of the substantive provisions include laws relating to annual election of directors, removal of directors without cause, removal of directors by court proceedings, indemnification of officers and directors, directors standard of care and liability of directors for unlawful distributions. The aforesaid Section does not apply to any corporation which, among other things, has outstanding securities designated as qualified for trading as a national market security on NASDAQ if such corporation has at least eight hundred holders of its equity securities as of the record date of its most recent annual meeting of shareholders. It is currently anticipated that we may be subject to Section 2115 of the California General Corporation Law which, in addition to other areas of the law, will subject us to Section 708 of the California General Corporation Law which mandates that shareholders have the right of cumulative voting at the election of directors.

General

Our board of directors has the authority, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, privileges and limitations of the preferred stock. The rights, preferences, powers and limitations on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. As of the date of this Prospectus, there were no Series of Preferred Stock designated by the board of directors, nor was there any Preferred Stock outstanding.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•
disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules will discourage investor interest in and limit the marketability of our common stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the Selling Stockholders. The term “Selling Stockholders” includes the persons and entities named below, and their transferees, pledges,donees,or their successors. We will file a supplement to this prospectus to name any successors to the Selling Stockholders who will use this Prospectus to resell their securities. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. Assuming the Selling Stockholders sell all the shares registered below, none of the Selling Stockholders will continue to own any shares of our common stock.

Selling Stockholders

Name	Total Number of shares owned prior to offering	Percentage of shares owned prior to offering	Percentage of shares owned after the offering assuming all of the shares are sold
Michael K. Speakman(1)	500,000	5.9%	0
Craig Bentham(1)	250,000	2.9%	0
Dennis Ringer(1)	250,000	2.9%	0
Capital Strategy Partners, LLC(1)(4)	100,000	1.2%	0
Edward Bernabeo(1)(10)*	100,000	1.2%	0
David Rifkin(1)*	100,000	1.2%	0
Chester Montgomery(1)	50,000	0.6%	0
CALI-MAUI Investment, LLC(2)(5)	37,500	0.4%	0
Thomas Chen(2)	37,500	0.4%	0
POS Properties, Inc. (2)(6)	37,500	0.4%	0
Silentium, LLC(2)(7)	37,500	0.4%	0
Ryan Neeley(2)	37,500	0.4%	0
Alan Cohen(2)	125,000	1.5%	0
Larry Krogh(2)	42,500.05%		0
Douglas Odell(2)	150,000	1.8%	0
Greg Olafson(2)	175,000	2.1%	0
Steve Shaffer(2)	125,000	1.5%	0

Rod Hoffman(2)	50,000.06%		0
Jonathan Destler(2)	147,500	1.7%	0
Tim Joyce(2)	50,000.06%		0
Harrison Figueroa, LLC(2)(8)	50,000.06%		0
William Harrison(2)	50,000.06%		0
James Harrison(2)	50,000.06%		0
Fritz Howser(2)	125,000	1.55%	0
Bruce Way(2)	75,000.09%		0
Tim Koziol(2)	25,000.3%		0
RJW Investments, LLC(2)(9)	75,000.09%		0
Ray Gerrity(2)	75,000.09%		0
John Celentano(2)	50,000.06%		0
Nanci Soo(2)	50,000.06%		0
Ron Norwood(2)	25,000.3%		0
World In Motion, Inc.(3)	1,500,000	17.7%	0

Total	4,552,500	53.7%	0

(1) Paid $.10 per share for their shares in a private placement pursuant to Regulation D
(2) Paid $.20 per share for their shares in a private placement pursuant to Regulation D
(3) Donald Danks has sole voting and investment control. World in Motion, Inc. paid $.10 per share for 5,000,000 shares and $,001 per share for 1,000,000 shares.
(4) Chad Arnold has sole voting and investment control. Mr Arnold is a Registered Representative with Charles Schwab & Co. He purchased his shares in the ordinary course of business and had no agreements or understandings, directly or indirectly , with any person to distribute his shares at the time he purchased his shares.
(5) Todd Leak. has sole voting and investment control.
(6) Larry Liesz has sole voting and investment control..
(7) Gary Meuser has sole voting and investment control.
(8) Robert Harrison has sole voting and investment control.
(9) Robert Waltos has sole voting and investment control.
(10) Mr. Bernabeo is an affiliate of Strikepoint Trading, a registered broker-dealer in Mission Viejo,California. He purchased his shares in the ordinary course of business and had no agreements or understandings, directly or indirectly , with any person to distribute his shares at the time he purchased his shares.
* Mr. Rifkin and Mr. Bernabeo are the President and Secretary/Treasurer of the Company.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholders has sole or shared voting power or investment power and also any shares, which the Selling Stockholders has the right to acquire within 60 days.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.02 per until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter only at prevailing market prices or privately negotiated prices. There can be no assurance that the Company will be approved for listing on the OTC Bulletin Board. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by de Castro P.C., San Diego, California 92101.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

Ronald A. Chadwick. P.C., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and 2006, that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of IMMS, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

IMMS, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

December 31, 2005 and 2006,
And For The Period From January 1, 2003 (Inception)
Through December 31, 2006

IMMS, INC.
(A Development Stage Company)
Financial Statements

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	35

FINANCIAL STATEMENTS

Balance sheets	36
Statements of operations	37
Statements of stockholders’ equity	38
Statements of cash flows	39
Notes to financial statements	41

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
IMMS, Inc.
Newport Beach, California

I have audited the accompanying balance sheets of IMMS, Inc. (a development stage company) as of December 31, 2005 and 2006, and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from January 1, 2003 (inception of the development stage) through December 31, 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IMMS, Inc. as of December 31, 2005 and 2006, and the results of its operations and its cash flows for the years then ended and for the period from January 1, 2003 (inception of the development stage) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6 to the financial statements, certain loans and equipment purchases incurred by an officer on behalf of the Company were determined by the Company's management during the current year as being appropriately reported in 2005. Accordingly, the 2005 financial statements have been restated and an adjustment has been made to deficit accumulated during the development stage as of January 1, 2005.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	Ronald R. Chadwick, P.C.
March 9, 2007	RONALD R. CHADWICK, P.C.

IMMS, INC.
(A Development Stage Company)
BALANCE SHEETS

	Dec. 31, 2005
	(As Restated -
	See Note 6)	Dec. 31, 2006

ASSETS
Current assets
Cash	$47,414	$11,846
Total current assets	47,414	11,846

Fixed assets - net	287,946	215,410
Other assets	1,076
	289,022	215,410

Total Assets	$336,436	$227,256

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accrued payables - related parties	$41,576	$42,576
Notes payable - current	14,708	55,661
Other payables	1,601	2,800
Total current liabilties	57,885	101,037

Notes payable	186,257	236,552

Total Liabilities	244,142	337,589

Stockholders' Equity
Preferred stock, $.001 par value;
10,000,000 shares authorized;
none issued or outstanding	-	-
Common stock, $.001 par value;
190,000,000 shares authorized;
8,482,320 shares issued and
outstanding	8,482	8,482
Additional paid in capital	795,210	795,210
Deficit accumulated during the
development stage	(711,398)	(914,025)

Total Stockholders' Equity	92,294	(110,333)

Total Liabilities and Stockholders' Equity	$336,436	$227,256

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			Period From
	Year Ended		Jan. 1, 2003
	Dec. 31, 2005		(Inception)
	(As Restated -	Year Ended	To
	See Note 6)	Dec. 31, 2006	Dec. 31, 2006

Revenues - related party	$3,200	$12,000	$35,342

Operating expenses:
Amortization & depreciation	73,156	69,272	167,198
General and administrative	464,188	147,254	775,396
	537,344	216,526	942,594
Operating - other:
Gain on asset sales		18,750	18,750

Gain (loss) from operations	(534,144)	(185,776)	(888,502)

Other income (expense):
Interest revenue		28	28
Interest expense	(15,058)	(17,152)	(21,389)
Other		273	273
	(15,058)	(16,851)	(21,088)

Income (loss) before
provision for income taxes	(549,202)	(202,627)	(909,590)

Provision for income tax	-	-	-

Net income (loss)	$(549,202)	$(202,627)	$(909,590)

Net income (loss) per share
(Basic and fully diluted)	$(0.08)	$(0.02)

Weighted average number of
common shares outstanding	7,280,892	8,482,320

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
(Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY

				Deficit
				Accumulated
				During The
				Development
	Common Stock			Stage	Stock-
		Amount	Additional	(As Restated -	holders'
	Shares (1)	($.001 Par)	Paid in Capital	See Note 6)	Equity

Balances at December 31, 2002	2,100,000	$2,100	$(1,890)	$(4,435)	$(4,225)

Gain (loss) for the year				(37,033)	(37,033)

Balances at December 31, 2003	2,100,000	$2,100	$(1,890)	$(41,468)	$(41,258)

Gain (loss) for the year				(120,728)	(120,728)

Balances at December 31, 2004	2,100,000	$2,100	$(1,890)	$(162,196)	$(161,986)

Debt conversion	2,829,820	2,829	280,153		282,982

Sales of common stock	3,552,500	3,553	516,947		520,500

Gain (loss) for the year				(549,202)	(549,202)

Balances at December 31, 2005	8,482,320	$8,482	$795,210	$(711,398)	$92,294

Gain (loss) for the year				(202,627)	(202,627)

Balances at December 31, 2006	8,482,320	$8,482	$795,210	$(914,025)	$(110,333)

(1) As adjusted for a 1000 for 1 forward stock split in January 2005, and a 1 for 10 reverse stock split in November 2005.

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	Year Ended		Period From
	Dec. 31, 2005		Jan. 1, 2003
	(As Restated -	Year Ended	(Inception) to
	See Note 6)	Dec. 31, 2006	Dec. 31, 2006
Cash Flows From Operating Activities:
Net income (loss)	$(549,202)	$(202,627)	$(909,590)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Amortization & depreciation	73,156	69,272	167,199
Other assets	(826)	1,076
Bank overdraft
Gain on asset sales		(18,750)	(18,750)
Accrued payables - related parties	35,200	1,000	38,351
Other payables	(793)	1,198	2,799
Net cash provided by (used for)
operating activities	(442,465)	(148,831)	(719,991)

Cash Flows From Investing Activities:
Fixed asset purchases	(219,866)	(32,985)	(353,858)
Fixed asset sales		55,000	55,000
Net cash provided by (used for)
investing activities	(219,866)	22,015	(298,858)

(Continued On Following Page)

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

			Period From
	Year Ended		Jan. 1, 2003
	Dec. 31, 2005		(Inception)
	(As Restated -	Year Ended	To
	See Note 6)	Dec. 31, 2006	Dec. 31, 2006

Cash Flows From Financing Activities:
Notes payable - borrowings	193,140	102,500	534,271
Notes payable - payments	(4,183)	(11,252)	(24,076)
Sales of common stock	520,500		520,500
Net cash provided by (used for)
financing activities	709,457	91,248	1,030,695

Net Increase (Decrease) In Cash	47,126	(35,568)	11,846

Cash At The Beginning Of The Period	288	47,414	-

Cash At The End Of The Period	$47,414	$11,846	$11,846

Schedule Of Non-Cash Investing And Financing Activities

In 2003 the Company purchased $65,000 of equipment for notes payable in the same amount.
In 2005 the Company issued 2,829,820 common shares to retire related party debt of $282,982.

Supplemental Disclosure

Cash paid for interest	$4,183	$11,252
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2006, & For The Period
From January 1, 2003 (Inception) Through December 31, 2006

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

IMMS, Inc. (the “Company”), was incorporated in the State of Nevada on May 10, 2001 under the name North American Association for Commerce Enabled Small Businesses. In 2001 the Company changed its name to General Pacific Corp., in 2003 to O'Connell Motorsports Group, Inc., and in 2004 to IMMS, Inc. The Company designs and assembles motorsport racecars for its own use, and competes in organized racing events. The Company is currently considered to be in the development stage, and has generated only limited revenues from its activities in the racing business.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2005 and 2006, the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life. The Company uses a five year life for racecars and for shop and pit equipment.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

IMMS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2006, & For The Period
From January 1, 2003 (Inception) Through December 31, 2006

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Advertising costs

Advertising costs are expensed as incurred. The Company recorded no material advertising costs in 2005 or 2006.

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standard 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

IMMS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2006, & For The Period
From January 1, 2003 (Inception) Through December 31, 2006

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Products and services, geographic areas and major customers

The Company earns revenue from race purses and the sale of advertising to racing sponsors, but does not separate sales of different activities into operating segments. The Company had limited revenues in 2005 and 2006 from a small client base. Company sales in 2005 were domestic and to external customers, and in 2006 all revenues were from a garage space for advertising exchange agreement with a related party.

Recent Accounting Pronouncements

In March 2005, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(r) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In August 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 154, “Accounting Changes and Error Corrections." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, requiring in general retrospective application to prior periods' financial statements of changes in accounting principle. The Company has adopted the provisions of SFAS No. 154 which are effective for accounting changes and corrections of errors beginning after December 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In March 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 155, “Accounting for Certain Hybrid Financial Instruments." SFAS 155 resolves certain accounting issues related to various hybrid financial instruments. The Company has adopted the provisions of SFAS No. 155 which are effective for fiscal years beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

In March 2006, the FASB issued SFAS No. 156 "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement usingeither fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Company has adopted the provisions of SFAS No. 156, which are effective in general for an entity's fiscal year beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

IMMS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2006, & For The Period
From January 1, 2003 (Inception) Through December 31, 2006

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

In December 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”, to improve consistency and comparability in fair value measurements, and to expand related disclosures. The Company has adopted the provisions of SFAS No. 157, which are effective for financial statements for fiscal years beginning after November 15, 2007. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2. RELATED PARTY TRANSACTIONS

In 2005, the Company retired $282,982 in related party notes payable for 2,829,820 common shares. The Company undertook these borrowings to help fund operations and purchase racing equipment. At the end of 2005 the Company had $8,463 in due on demand, non-interest bearing loans payable outstanding to related parties. At December 31, 2006, the Company had $33,463 in due on demand, non-interest bearing loans payable outstanding to related parties, and $70,000 in notes payable to other companies under common control. The notes are due in 2011, require monthly principal and interest payments of $1,490, and bear interest at 10% per annum. Interest expense under these notes for 2006 was $1,563.

At end 2005 and 2006, the Company had $192,502 and $188,750 in notes payable due to financial institutions under borrowings undertaken by an officer for equipment purchases, as well as $41,576 in payables due to the officer for down payments. The notes are due from 2019 through 2025, are secured by Company equipment, bear interest at rates from 7.75% - 8%, and require monthly payments of approximately $1,700 per month.

Of all notes payable due at the end of 2006, $55,661 were current, and $236,552 long term. In addition to $33,463 in due on demand notes, future required note principal payments by year for all notes payable combined are 2007 $22,198, 2008 $19,256, 2009 $21,124, 2010 $23,179, 2011 $21,896, and thereafter $151,097. Interest expense under all notes payable was $15,058 in 2005 and $17,152 in 2006. The fair value of the notes payable is estimated based on the current rates offered to the Company for debt of the same remaining maturities. At December 31, 2005 and 2006 the fair value of the notes payable approximates the amount recorded in the financial statements.

IMMS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2006, & For The Period
From January 1, 2003 (Inception) Through December 31, 2006

NOTE 2. RELATED PARTY TRANSACTIONS (Continued):

The Company uses garage space provided by a former officer in exchange for advertising on Company race cars. Prior to 2006, the Company recorded no revenue or expense under the arrangement. In 2006 the Company began recording $1,000 per month in expense for garage services in exchange for advertising at a set minimum number of races during the year. Revenue was recognized on a per race basis. The garage space for advertising arrangement is renewable each year at the option of both parties.

The Company's method in accounting for the exchange arrangement changed due to its adoption of SFAS 153 “Exchange of Nonmonetary Assets (An Amendment of APB No. 29)”. SFAS 153 amends Opinion 29 to eliminate the fair value accounting exception for nonmonetary exchanges of similar productive assets. The Company's adoption of SFAS 153 was a change in accounting principle, and was preferable to keep the Company's financial reporting GAAP compliant. No financial information prior to 2006 has been retroactively adjusted, and the change had no effect on income from continuing operations, net income, or per share amounts. Due to the change in accounting principle, revenue increased in 2006 by $12,000 and general and administrative expenses by the same amount. The change had no cumulative effect on retained earnings or other components of equity or net assets in the balance sheet as of the beginning of 2005.

NOTE 3. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	2005	2006
Racecars and equipment	$369,965	$339,965
Shop and pit equipment	15,908	18,893
	385,873	358,858
Less accumulated depreciation	(97,927)	(143,448)
Total	$287,946	$215,410

Depreciation expense in 2005 and 2006 was $73,156 and $69,272.

IMMS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2006, & For The Period
From January 1, 2003 (Inception) Through December 31, 2006

NOTE 4. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At December 31, 2005 and 2006 the Company had net operating loss carryforwards of approximately $665,000 and $868,000 which begin to expire in 2023. The deferred tax asset of $133,000 and $173,000 created by the net operating losses has been offset by a 100% valuation allowance. The change in the valuation allowance in 2005 and 2006 was $109,564 and $40,505.

NOTE 5. GOING CONCERN

The Company has suffered recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. Continued losses could cause the Company to be unable to continue in the racing industry or to meet debt obligations. The Company believes that racing requires significant capital outlays on a continual basis to successfully fund operations, but with adequate funding that profitable operations can be achieved. Without proper capitalization the Company could discontinue operations. The Company is currently undertaking to register 4,552,500 common shares under an SB-2 registration statement in an effort to create a publicly traded market for its stock. If successful, the Company believes that it could attract equity capital more easily to finance operations. The Company will receive no proceeds from the registration and sale of the 4,552,500 common shares. The Company has generated no significant operating revenue during the year ended December 31, 2006, but if able to attract financing for operations anticipates generating revenues in the next 12 months, and more specifically during the racing season from February through November, through increased racing activities and sponsorships. The Company's assets are very specialized, and any value recovery should the Company cease operations may be minimal, and insufficient to meet debt obligations.

IMMS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2006, & For The Period
From January 1, 2003 (Inception) Through December 31, 2006

NOTE 6. RESTATEMENT

The Company in 2006 restated its 2005 financial statements, as management determined that loans taken out by an officer at financial institutions in 2004 and 2005 to finance equipment in the approximate amount of $195,000 should have been recorded as a Company liability along with a payable to the officer in the amount of $41,576 for down payments, with a corresponding recording of the equipment at cost. The restatement resulted from the Company's reassessment of financial reporting guidance set forth in FASB Interpretation No. 46 (revised December 2003), "FIN 46(R)", with regard to related party transactions. The officer in 2004 and 2005 had purchased equipment in his name by taking out personal loans, with the equipment used by the Company in its racing activities. Payments on the loans were made by the Company, and recorded as a lease expense. After reconsideration of FIN 46(R), the Company determined that the officer was acting as a de facto agent of the Company, and therefore the loans and the equipment should be recorded on the Company's financial statements. The effect of these changes on certain financial statement categories are as follows:

	Prior to	Adjustment	After
Year 2005	Adjustment	Amount	Adjustment
Fixed assets - net	$99,219	$188,727	$287,946
Accrued payables - related parties	$0	$41,576	$41,576
Notes payable - current	$8,463	$6,245	$14,708
Other payables	$0	$1,601	$1,601
Notes payable	$0	$186,257	$186,257
Deficit accum. during dev. stage	$(664,447)	$(46,951)	$(711,398)
Amortization and depreciation	$28,294	$44,862	$73,156
General and administrative expenses	$482,190	$(18,002)	$464,188
Interest expense	$0	$15,058	$15,058
Income (loss) before extraordinary items	$(507,284)	$(41,918)	$(549,202)
Net income (loss)	$(507,284)	$(41,918)	$(549,202)
Earnings (loss) per share	$(.07)	$(.01)	$(.08)
Amor. and depreciation - cash flow	$28,294	$44,862	$73,156
Accrued payables rel. pty. - cash flow	$(2,033)	$37,233	$35,200
Other payables - cash flow	$0	$(793)	$(793)
Fixed asset purchases - cash flow	$(44,721)	$(175,145)	$(219,866)
Notes payable - borrowings - cash flow	$53,195	$139,945	$193,140
Notes payable - payments - cash flow	$0	$(4,183)	$(4,183)
Beginning accum. deficit	$(157,163)	$(5,033)	$(162,196)

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ARTICLE VI of our Bylaws states that to the extent and in the manner  permitted  by the  laws of the State of Nevada, and  specifically   as  is  permitted  under  the  Nevada Revised Statutes pertaining to Corporations, the  corporation  shall  indemnify  any person who was or is a party  or is  threatened  to be  made a  party  to any  threatened,  pending  or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,  other than an action by or in the right of the  corporation,  by reason of the fact that such person is or was a director,  officer,  employee or agent of the corporation, or is or was serving at the request of the corporation as a director,  officer, employee or agent of another corporation,  partnership, joint venture, trust or other enterprise against expenses,  including attorneys' fees, judgments, fines and amounts paid in settlement.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the fees and expenses of legal counsel and filing fees payable to the Securities and Exchange Commission.

Expense or Fee	Amount to Be Paid
SEC Registration Fee	$6.54
Printing and Edgarizing Expenses	$5,000.00
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$15,000.00
Transfer Agent	$2,500.00
Miscellaneous	$5,000.00
TOTAL	$52,506.54

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information regarding all sales of our unregistered securities during the past three years. All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us or otherwise, to information about us. Unless otherwise indicated, the issuances of the securities described below were affected without the involvement of underwriters.

a) On March 4, 2005 the Board of Directors authorized the sale of up to 47,298,200 additional shares of stock to certain accredited investors at a purchase price of $.01 per share. The issuance of these shares was exempt from registration pursuant to Regulation D of the Securities Act of 1933. These shares were issued prior to a 10-1 reverse stock split, effectuated in November 2005.

b) On March 4, 2005 the Board of Directors authorized the conversion of debt to certain entities in the amounts of $211,482 owed to Groupe Billington Brown, $66,500 owed to General Pacific Partners, $5,000 owed to Revete Capital Partners, LLC at a conversion price of $.01 per share. The shares issued pursuant to such conversion was 28,298,200. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering. These shares were issued prior to a 10-1 reverse stock split, effectuated in November 2005.

c) On March 17, 2005 the Board of Directors authorized the sale of up to 16,525,000 additional shares of stock to certain accredited investors at a purchase price of $.02 per share. The issuance of these shares were exempt from registration pursuant to Regulation D of the Securities Act of 1933. These shares were issued prior to a 10-1 reverse stock split, effectuated in November 2005.

ITEM 27.  EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean IMMS, Inc., a Nevada corporation.

Exhibit #	Description
3(i).1	Articles of Incorporation of IMMS, Inc., as amended *
3(ii).1	Corporate Bylaws for IMMS, Inc. *
5.1	Legal opinion and consent of de Castro P.C.
10.1	2005 Stock Incentive Plan *
10.2	Agreement with Scott Calvin Racing
14.1	IMMS Code of Ethics *
23.1	Consent of de Castro P.C. (included with Exhibit 5.1)
23.2	Consent of IMMS Inc.’s Auditors
* previously filed

ITEM 28. UNDERTAKINGS.

ITEM 28. UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any additional or changed material information with respect to the plan of distribution.

(2)           That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A,shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Newport Beach, State of California, on May 2, 2007.

IMMS, Inc.

Date: May 2, 2007	By:	/s/ Kevin P. O’Connell
Kevin P. O’Connell Chairman, CEO, Principal Executive Officer and Director

Date: May 2, 2007	By:	/s/ John A. Brunkow
John A. Brunkow Director and Chief Financial and Accounting Officer

EXHIBIT INDEX

Exhibit #	Description
3(i).1	Articles of Incorporation of IMMS, Inc., as amended *
3(ii).1	Corporate Bylaws for IMMS, Inc. *
5.1	Legal opinion and consent of de Castro P.C.
10.1	2005 Stock Incentive Plan *
10.2	Agreement with Scott Calvin Racing
14.1	IMMS Code of Ethics *
23.1	Consent of de Castro P.C. (included with Exhibit 5.1)
23.2	Consent of IMMS Inc.’s Auditors
* previously filed